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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9/C

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
OF THE SECURITIES EXCHANGE ACT OF 1934

GOLD FIELDS LIMITED
(Name of Subject Company)

GOLD FIELDS LIMITED
(Name of Person(s) Filing Statement)

Ordinary Shares of par value Rand 0.50 each
American Depositary Shares, each representing one Ordinary Share
(Title of Class of Securities)

ZAE000018123 (Ordinary Shares)
38059T106 (American Depositary Shares)
(CUSIP Number of Class of Securities)

Cain Farrel
24 St Andrews Road
Parktown, 2193
South Africa
011-27-644-2400
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications
On Behalf of the Person(s) Filing Statement)

COPY TO:
Jennifer M. Schneck
Linklaters
One Silk Street
London EC2Y 8HQ
England
011-44-20-7456-2000

☒
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

ITEM 9. EXHIBITS.

Exhibit	Description
99.1	Transcript of Second Conference Call held by Gold Fields Limited on October 19, 2004.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

By:	/s/ WILLIE JACOBSZ
	Name:	Willie Jacobsz
	Title:	Senior Vice President, Investor Relations and Corporate Affairs
	Date:	October 20, 2004

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EXHIBIT INDEX

Exhibit	Description
99.1	Transcript of Second Conference Call held by Gold Fields Limited on October 19, 2004.

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SIGNATURE
EXHIBIT INDEX